Independent Auditors' Consent


The Board of Directors
Audiovox Corporation:


We consent to the incorporation herein by reference of our reports dated January 13, 2000, with respect to the consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1999, and the related schedule, which reports appear in the November 30, 1999 annual report on Form 10-K of Audiovox Corporation and subsidiaries.





s\KPMG LLP
Melville, New York
May 10, 2000

                                   Exhibit 23